WEX Inc. Elects John (Jeb) E. Bachman to Board of Directors

SOUTH PORTLAND, Maine—Sept. 26, 2016—WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions, today announced that John (Jeb) E. Bachman has been elected to the company’s board of directors. Mr. Bachman is an “audit committee financial expert” who spent more than 35 years at PricewaterhouseCoopers and is on the board of directors for The Children’s Place, a public company.

A partner at PricewaterhouseCoopers until his retirement in 2015, Mr. Bachman served as the U.S. assurance operations leader from 2007 to 2013, with full financial and operational responsibility for the $4 billion business, including the firm’s audit and risk management practices. Mr. Bachman was also in charge of several national advisory business units. In addition, he developed compensation strategies for a staff of 13,000. Prior to that role, he served as the firm’s strategy leader.

For 26 years, Mr. Bachman served as an audit partner for companies in a myriad of business sectors. He received an MBA from the Harvard University Graduate Business School and in 1997 co-authored In Search of Shareholder Value: Managing the Drivers of Performance.

“We are very excited to welcome Jeb to the board,” said Michael E. Dubyak, WEX executive chairman. “His stellar background in finance, as well as his strategy and operations experience with C-level executives, is the perfect combination for WEX’s vision of global expansion now and in the future.”

About WEX Inc.
WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing 10 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ more than 2,500 associates. The Company has been publically traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.